Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 23, 2025

Registration Statement Nos. 333-281130 and

333-281130-02

**FULL PX DETAILS** FORDO 2025-B

Joint Bookrunners: Barclays (struc), Lloyds Securities, and TD Securities

Passive Bookrunners: BMO Capital Markets and RBC Capital Markets

Passive Co-Managers: BNY Capital Markets and US Bancorp

Active Co-Managers: AmeriVet Securities and Loop Capital Markets

PRICED – TOE: 11:38 AM ET

Capital Structure:

CL	AMT ($MM)	WAL	MDY/F	E.FIN	L.FIN	BENCH	SPREAD	YLD (%)	CPN (%)	PX (%)
A-1	$320.400	0.26	P-1/F1+	04/26	10/26	I-Curve	+12	4.057%	4.057%	100.00000%
A-2a	$325.000	1.01	Aaa/AAA	04/27	06/28	I-Curve	+30	3.915%	3.88%	99.99671%
A-2b	$217.400	1.01	Aaa/AAA	04/27	06/28	SOFR30A	+30			100.00000%
A-3	$542.400	2.32	Aaa/AAA	01/29	04/30	I-Curve	+35	3.947%	3.91%	99.98921%
A-4	$ 94.800	3.43	Aaa/AAA	03/29	07/31	I-Curve	+38	3.992%	3.95%	99.97070%
B	$ 47.370	3.47	Aa2/AA	03/29	07/31	I-Curve	+67	4.284%	4.24%	99.97999%
C	$ 31.570		<<RETAINED>>

Transaction Details:
* Ticker	: FORDO 2025-B
* Offered Size	: $~1.55bln
* Registration	: SEC Registered
* Ratings	: Moody's, Fitch
* Pxg Speed	: 1.30% ABS to 10.00% clean up call
* Expected Settle	: September 26th, 2025
* First Pay	: October 15th, 2025
* ERISA Eligible	: Yes
* Bill & Deliver	: Barclays

Materials:
* Prelim Prospectus	: Attached
* Ratings FWP	: Attached
* IntexNet/CDI	: Dealname: bcgfaot25-b_upsize	Passcode: U726

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.